EXHIBIT 4.2

AMENDMENT TO

PREFERRED STOCK RIGHTS AGREEMENT

This Amendment (the “Amendment”), dated effective as of March 16, 2003, to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of June 27, 2002, between Genesis Microchip Inc., a Delaware corporation (the “Company”), and Mellon Investor Services L.L.C. (the “Rights Agent”), is being executed at the direction of the Company.

WHEREAS, the Company, Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks, Inc. (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Pixelworks (the “Merger”);

WHEREAS, on March 16, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement (as defined below); and

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.    Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

““Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (iv) upon the Effective Time, as such term in defined in that certain Agreement and Plan of Merger, dated as of March 17, 2003 (the “Merger Agreement”), by and among the Company, Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks, pursuant to which, among other things, Display Acquisition Corporation, will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Pixelworks. The Company shall provide the Rights Agent with prompt written notice of the occurrence of the Effective Time (as defined in the Merger Agreement).”

2.    Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Pixelworks nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Shares Acquisition Date, Section 13 Event or Triggering Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Merger Agreement, the Merger (as defined in the Merger Agreement) or the consummation of the other transactions specifically contemplated by the Merger Agreement, including the approval, execution, delivery or performance of the Genesis Voting Agreements (as defined in the Merger Agreement) and the Irrevocable Proxies attached thereto, each dated as of March 17, 2003 between Pixelworks and certain stockholders of the Company. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”

3.    The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. All defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

4.    This Amendment No. 1 shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

GENESIS MICROCHIP INC.	MELLON INVESTOR SERVICES L.L.C.

/s/ ERIC ERDMAN By: Eric Erdman Title: Chief Financial Officer	/s/ MARIE SANDAUER By: Marie Sandauer Title: Vice President and Acting Regional Manager

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